Exhibit 99.1

Kelly Tuminelli to be Appointed TriNet Chief Financial Officer
Will Serve as the Company’s Executive Vice President of Finance Effective September 8

Dublin, CA - August 13, 2020 - TriNet, a leading provider of comprehensive human resources for small and medium-size businesses (SMBs), today announced that veteran business and financial services executive Kelly Tuminelli, formerly Kelly Groh, is joining the company as executive vice president of finance, effective September 8. Tuminelli will be appointed as chief financial officer immediately following the filing of the Company’s Form 10-Q for the third quarter of 2020.
Reporting directly to TriNet President and CEO Burton M. Goldfield, Tuminelli joins the company from insurance holding company, Genworth, where she most recently served as Executive Vice President and CFO. A seasoned financial executive, she brings more than 30 years of financial services experience in the insurance, investment and consulting industries.
“I am absolutely thrilled to welcome Kelly to the TriNet executive leadership team,” said Goldfield. “Her extensive experience and solid track record of leading strong and successful financial operations and teams make her an excellent fit for this role and adds tremendous value to the organization.” He added, “I look forward to the positive impact Kelly will make as we continue to power the success of our valued SMB customers with extraordinary HR solutions.”
“I am excited to join TriNet and admire the outstanding work they are doing to help small and medium-size businesses-especially amid the uncertain COVID-19 and rapidly changing business environment,” said Tuminelli. “I look forward to contributing to this success and working with the team to continue to drive the company’s priorities, accelerate growth and further enhance the value for shareholders and all stakeholders.”
In addition to her more than 15 years at Genworth in roles of increasing responsibility, Tuminelli previously held leadership roles at GE Capital and PricewaterhouseCoopers.
Tuminelli serves as the current Chair of the American Heart Association’s Richmond-area Go Red for Women campaign, is on the Board of MENTOR-Virginia, and is the past Chair for AMP! Metro Richmond, a Richmond-based middle school mentoring program. She is also a Certified Public Accountant and a Chartered Global Management Accountant. Tuminelli earned a Bachelor of Arts degree in Business Administration, Accounting, from the University of Washington, Seattle.

About TriNet
TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most-growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

Investors:	Media:
Alex Bauer	Renee Brotherton
TriNet	TriNet
Investorrelations@TriNet.com	Renee.brotherton@trinet.com
(510) 875-7201	(408) 646-5103
TriNet and the TriNet logo are registered trademarks of TriNet. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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